Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of China Networks International Holdings Ltd. on Amendment No. 4 to Form S-4 (File No. 333-157026), of our report, dated September 23, 2008, with respect to our audit of the financial statements of Alyst Acquisition Corp. (a development stage company) as of June 30, 2008 and for the year then ended and for the periods from August 16, 2006 (inception) through June 30, 2007 and June 30, 2008, which includes an explanatory paragraph as to Alyst Acquisition Corp.’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
Melville, New York
May 27, 2009